   As filed with the Securities and Exchange Commission on November 19, 1999
                                                 Registration No.333-80201

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ____________________

                                AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ______________________

                              AUTOLEND GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                              523900                           22-3137244
(State or other jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)        Classification Code )                Identification No.)

                           600 Central SW, Third Floor
                          Albuquerque, New Mexico 87102
                                 (505) 768-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Nunzio P. DeSantis, Chairman and Chief Executive Officer
                           600 Central SW, Third Floor
                          Albuquerque, New Mexico 87102
                                 (505) 768-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

   Marshall G. Martin, Esq.                        Jeffrey W. Hellberg, Esq.
   Hinkle, Cox, Eaton, Coffield                    Hinkle, Cox, Eaton, Coffield
          & Hensley, L.L.P.                               & Hensley, L.L.P.
   500 Marquette NW, Suite 800                     1700 Bank One Center
   Albuquerque, NM 87102                           Amarillo, TX  79101
   (505) 768-1500                                  (806) 372-5569

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                             ____________________

                                               CALCULATION OF REGISTRATION FEE
==============================================================================================================================

==============================================================================================================================

                                                                Proposed maximum       Proposed maximum
  Title of each class of securities             Amount to be     offering price           aggregate              Amount of
           to be registered                      registered       per unit /(1)/       offering price/(1)/    registration fee
------------------------------------------------------------------------------------------------------------------------------
Common stock, $.002 par value                   12,899,530/(2)/           $ 1.00       $ 12,899,530
------------------------------------------------------------------------------------------------------------
Common stock, $.002 par value                    6,323,500/(3)/           $ 4.00       $ 25,294,000               $ 10,728
==============================================================================================================================

             (1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

             (2) Includes 1,040,000 shares to be issued to holders of Registrant's debentures in connection with its plan of reorganization.

             (3) Includes 2,663,500 shares to be issued to holders of Registrant's Class A and B warrants and 3,660,000 shares to be issued to holders of Registrant's options, in such case upon exercise of those warrants and options at an exercise price of $4.00 per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following are the estimated expenses for the offering described in the Registration Statement, all of which will be borne by the Registrant.


      Securities and Exchange Commission fee...................  $ 10,728
      Accountants' fees........................................    33,272
      Legal fees and expenses..................................    41,000
      Company's administrative expenses........................    10,000
      Printing and engraving..                                      1,000
      Miscellaneous............................................     1,000
                                                                 --------
          TOTAL FEES AND EXPENSES..............................  $ 97,000
                                                                 ========

Item 14.  Indemnification of Directors and Officers

       Generally, Section 145 of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, because the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made for any matter as to which the person was adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless the Chancery Court or the court in which the action was brought determines that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnification for proper expenses. If the person has been successful in the defense of any matter, he shall be indemnified against his expenses actually and reasonably incurred.

       Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant's Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 15.  Recent Sales of Unregistered Securities

       On October 22, 1996, the Registrant initiated its offer to exchange Common Stock, $.002 par value per share ("Common Stock"), and 14 percent cumulative convertible Preferred Stock, $.002 par value per share ("Preferred Stock"), for its outstanding Debentures ("Exchange Offer"). The Exchange Offer expired, and on April 8, 1997, the Registrant issued an aggregate of 1.4 million shares of its Common Stock and 57,800 shares of its Preferred Stock in exchange for $7.2 million in principal amount of Debentures and accrued interest thereon. Pursuant to the Exchange Offer, the Registrant issued 855,205 shares of Common Stock and 57,800 shares of its Preferred Stock in excess of the original conversion privilege offered by these Debentures. As a result, the Registrant recorded during the year ended March 31, 1998, a non-cash transaction: a conversion charge of $6.3 million, an increase to additional paid-in capital of $14.5 million, and an increase in the Common Stock of $2,889 and Preferred Stock of $116. In addition, accrued interest on the Debentures, totaling $1.1 million, was canceled.

     No underwriters were used in connection with these transactions. The issuance of these securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the transactions did not involve a public offering.

Item 16.   Exhibits and Financial Statement Schedules

      3.1 Certificate of Incorporation of CAPX Corporation (prior name of AutoLend Group, Inc.)*

      3.2 Certificate of Amendment to the Certificate of Incorporation of CAPX Corporation, changing name to AutoLend Group, Inc.*

      3.3  Bylaws of CAPX Corporation (prior name of AutoLend Group, Inc.)*

      5 Form of opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., as to the legality of the securities being registered.

     10.1 Lease Agreement for space at 600 Central S.W., Third Floor, Albuquerque, New Mexico*

     10.2  XXXXX Gaming Lease and Additional Service Agreement****

     10.3  XXXXX Gaming Lease and Additional Service Agreement****

     10.4  XXXXX Gaming Lease and Additional Service Agreement****

     10.5  XXXXX Gaming Lease and Additional Service Agreement****

     10.6  XXXXX Gaming Lease and Additional Service Agreement****

     10.7  XXXXX Gaming Lease and Additional Service Agreement****

     10.8  XXXXX Gaming Lease and Additional Service Agreement****

     10.9  XXXXX Gaming Lease and Additional Service Agreement****

     10.10 XXXXX Gaming Lease and Additional Service Agreement****

     10.11 XXXXX Gaming Lease and Additional Service Agreement****

     10.12 XXXXX Gaming Lease and Additional Service Agreement****

     10.13 XXXXX Gaming Lease and Additional Service Agreement****

     10.14 XXXXX Gaming Lease and Additional Service Agreement****

     10.15 XXXXX Gaming Lease and Additional Service Agreement****

     21    Subsidiaries of the Registrant*

     23.1 Consent of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. (included in Exhibit 5)**

     23.2  Consent of Meyners + Company, L.L.C.**

     23.3  Consent of KPMG LLP***


* Filed as a corresponding exhibit to Registrant's Annual Report on Form 10-K for the year ended March 31, 1999

**  Filed with Amendment No. 1 to Form S-1

*** Filed with Amendment No. 2 to Form S-1

****Filed herewith - names, dates, and financial terms have been redacted

Item 17.  Undertakings

     The Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     If a claim for indemnification against such liabilities (other than the Registrant's payment of expenses incurred or paid by its director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Registrant is required by the SEC, unless in its counsel's opinion the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether its indemnification is against public policy as expressed in the Act, and the Registrant will be governed by the final adjudication of that issue.

     For determining any liability under the Act, the Registrant will treat the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declares it effective.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 425(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     (2) That, to determine any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed therein an initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the Securities Act of 1933, the registrant has duly caused this amendment No. 3 to this registration statement report to be signed on its behalf by the undersigned thereto duly authorized, in Albuquerque, New Mexico, on November 18, 1999.

                    AUTOLEND GROUP, INC.
                    By:   /s/ Nunzio P. DeSantis
                        ---------------------------------
                            Nunzio P. DeSantis
                            Chairman of the Board and
                            Chief Executive Officer


     Pursuant to the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


            SIGNATURE                              TITLE                            DATE
/s/ Nunzio P. DeSantis              Chairman of the Board,                    November 18, 1999
----------------------------------
Nunzio P. DeSantis                  Chief Executive Officer and Director
                                    (Principal executive officer)

/s/ Jeffrey Ovington                Executive Vice President                  November 18, 1999
----------------------------------
Jeffrey Ovington                    (Principal accounting and
                                    financial officer)

/s/ Phillip J. Vitale, M.D.         Director                                  November 18, 1999
----------------------------------
Philip J. Vitale, M.D.

                                 EXHIBIT INDEX


     Exhibit                                                 Sequentially
      No.                      Description                   Numbered Page
--------------------------------------------------------------------------------

      3.1   Certificate of Incorporation of CAPX Corporation
            (prior name of AutoLend Group, Inc.)*

      3.2 Certificate of Amendment to the Certificate of Incorporation of CAPX Corporation, changing name to AutoLend Group, Inc.*

      3.3   Bylaws of CAPX Corporation  (prior name of AutoLend Group, Inc.)*

      5 Form of opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., as to the legality of the securities being registered.

     10.1 Lease Agreement for space at 600 Central S.W., Third Floor, Albuquerque, New Mexico*

     10.2   XXXXX Gaming Lease and Additional Service Agreement****

     10.3   XXXXX Gaming Lease and Additional Service Agreement****

     10.4   XXXXX Gaming Lease and Additional Service Agreement****

     10.5   XXXXX Gaming Lease and Additional Service Agreement****

     10.6   XXXXX Gaming Lease and Additional Service Agreement****

     10.7   XXXXX Gaming Lease and Additional Service Agreement****

     10.8   XXXXX Gaming Lease and Additional Service Agreement****

     10.9   XXXXX Gaming Lease and Additional Service Agreement****

     10.10  XXXXX Gaming Lease and Additional Service Agreement****

     10.11  XXXXX Gaming Lease and Additional Service Agreement****

     10.12  XXXXX Gaming Lease and Additional Service Agreement****

     10.13  XXXXX Gaming Lease and Additional Service Agreement****

     10.14  XXXXX Gaming Lease and Additional Service Agreement****

     10.15  XXXXX Gaming Lease and Additional Service Agreement****

     21     Subsidiaries of the Registrant*

     23.1 Consent of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. (included in Exhibit 5)**

     23.2   Consent of Meyners + Company, LLC**

     23.3   Consent of KPMG LLP***


* Filed as a corresponding exhibit to Registrant's Annual Report on Form 10-K for the year ended March 31, 1999

**  Filed with Amendment No. 1 to Form S-1

*** Filed with Amendment No. 2 to Form S-1

****Filed herewith - names, dates, and financial terms have been redacted